Exhibit 1.1

ASSIGNMENT AND ASSUMPTION AGREEMENT
This Assignment and Assumption Agreement (this “Agreement”) is dated as of May 10, 2019 and is made by and between Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation (the “Assignor”), and BofA Securities, Inc., a Delaware corporation (the “Assignee”).
WHEREAS, the Assignor is a party to certain agreements (the “Assigned Agreements”) set forth on Schedule 1 attached hereto, as agent or selling agent in connection with the issuance of senior and subordinated notes of Bank of America Corporation, a Delaware corporation, or BofA Finance LLC, a Delaware limited liability company, as applicable (collectively, the “Issuers” and each, an “Issuer”);
WHEREAS, the Assignor seeks to assign its rights and obligations under each of the Assigned Agreements to the Assignee, effective on May 13, 2019 (the “Effective Date”), in connection with the restructuring of the Assignor’s investment banking business; and
WHEREAS, the Assignor has entered into consent agreements with each of the Issuers for the assignment of the Assignor’s rights, title and interest and obligations under each of the Assigned Agreements to the Assignee to the extent required by the applicable Assigned Agreement;
NOW, THEREFORE, in consideration of the mutual agreements of the Assignor and the Assignee herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    Assignment of Rights. The Assignor hereby assigns to the Assignee, and the Assignee hereby accepts assignment from the Assignor (the “Assignment”) of, all of the Assignor’s rights, title and interest under each of the Assigned Agreements, to have and to hold the same for the use and enjoyment of the Assignee and its successors and assigns, effective on the Effective Date.
2.    Assumption of Obligations. The Assignor hereby delegates to the Assignee, and the Assignee hereby assumes from Assignor and agrees to hereafter perform, discharge and satisfy in accordance with their respective terms (the “Assumption”), all of the Assignor’s duties, obligations and liabilities under each of the Assigned Agreements, whether any such obligations arose on or prior to, or arise after, the Effective Date.
3.    Effectiveness of Assignment and Assumption. The Assignment and the Assumption shall be effective as of the Effective Date.
4.    Assigned Agreements. The Assignee hereby agrees that as of the Effective Date any and all references in each of the Assigned Agreements to the Assignor shall refer to the Assignee. For the avoidance of doubt, all references to the Assignor in the administrative procedures attached as an annex to an Assigned Agreement (if applicable) shall as of the Effective Date refer to the Assignee.

5.    Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to conflict of laws principles.
6.    Amendments and Waivers. This Agreement may be amended, modified, supplemented or restated only by a written instrument executed by the parties hereto.
7.    Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement shall confer upon any person (other than the relevant Issuer or its successors or assigns), any right or remedy of any nature or kind whatsoever under or by reason of this Agreement.
8.    Integration. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and thereof and supersedes all prior agreements and understandings pertaining thereto.
9.    Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement, and all signatures need not appear on any one counterpart.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Assignment and Assumption Agreement as of the date first above written.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:	/s/ Allison Gladstone______________
Name: Allison Gladstone
Title: Managing Director

BofA Securities, Inc.

By:	/s/ Yuriko Mita ___________________
Name: Yuriko Mita
Title: Managing Director
Acknowledged, accepted and agreed to as of the date first written above:

Bank of America Corporation

By: /s/ Andrei Magasiner______________
Name:    Andrei Magasiner
Title: Treasurer

BofA Finance LLC
By: /s/ Min Zhang___________________
Name:    Min Zhang
Title: Vice President

[SIGNATURE PAGE - ASSIGNMENT AND ASSUMPTION AGREEMENT
(BAC & BofA FINANCE LLC, AS ISSUERS)]

Schedule 1

Assigned Agreements

1.	Distribution Agreement, dated June 29, 2018, by and between Bank of America Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated

2.
Amended and Restated Selling Agent Agreement, dated June 29, 2018, by and among Bank of America Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Incapital LLC, Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and Wells Fargo Clearing Services, LLC

3.	Distribution Agreement, dated November 4, 2016, by and among BofA Finance LLC, Bank of America Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated

Sch. I-1